Exhibit 5.1

OPINION OF MASLON EDELMAN BORMAN & BRAND, LLP

[Letterhead of Maslon Edelman Borman & Brand, LLP]

May 16, 2014

Kona Grill, Inc.

150 East Camelback Road, Suite 220

Scottsdale, Arizona 85251

Re:	Kona Grill, Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as corporate counsel for Kona Grill, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), which relates to the offer and sale of up to 2,300,000 shares (the “Firm Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), of which up to 2,000,000 shares will be offered and sold by you (the “Company Firm Shares”) and up to 300,000 shares will be offered and sold by the selling stockholders named in the Registration Statement (the “Selling Stockholder Shares”), and the offer and sale by you of up to an additional 345,000 shares of Common Stock pursuant to an option granted to the underwriters for the offering to purchase such additional shares (the “Optional Shares,” and together with the Firm Shares as the “Shares”). We understand that the Shares are to be sold to the underwriters for resale to the public as described in the Registration Statement and pursuant to the Underwriting Agreement filed as an exhibit thereto.

In connection with the foregoing, we have relied upon, among other things, our examination of such documents, records of the Company and certificates of public officials as we deemed necessary for purposes of the opinions expressed below. In our examination, we have assumed the genuineness and authenticity of all documents submitted to us as originals and all signatures, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Based upon and subject to the foregoing qualifications, assumptions and limitations, it is our opinion that:

(1) The Company Firm Shares and the Optional Shares, when issued and sold in the manner described in the Registration Statement, will be validly issued, fully paid and nonassessable; and

(2) The Selling Stockholder Shares to be sold by the selling stockholders named in the Registration Statement have been validly issued and are fully-paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference to our firm under the caption “Legal Matters” in the prospectus forming part of the Registration Statement.

Very truly yours,

/s/ Maslon Edelman Borman & Brand, LLP
Maslon Edelman Borman & Brand, LLP